Williams Controls, Inc.
News Release                          Contact:  Thomas W. Itin, Chairman and CEO
For Immediate Release                                Telephone:   (248) 851-5651


    WILLIAMS CONTROLS ANNOUNCES PLAN TO SELL AGRICULTURE EQUIPMENT SUBSIDIARY
                         REPORTS FISCAL YEAR END RESULTS
              NET EARNINGS FROM CONTINUING OPERATIONS INCREASED 83%


     Portland,  OR....December  14, 1998....  Williams  Controls,  Inc. (Nasdaq:
WMCO) reported its results for the fourth quarter and full year ended September 30, 1998 and announced a plan of disposal for its Agriculture Equipment segment, as the Company continues to focus on growth opportunities in its core transportation and communication business.

         The Company reported net earnings from continuing operations for the fiscal year ended September 30, 1998 of $4,611,000, an increase of 83% compared to $2,515,000 for the year ended September 30, 1997. Diluted net earnings per share from continuing operations were $.23 for the fiscal year ended September 30, 1998, an increase of 64% compared to $.14 diluted earnings per share for the year ended September 30, 1997 on higher weighted diluted shares outstanding. Sales from continuing operations for the fiscal year ended September 30, 1998 were $57,646,000 a 24% increase compared to sales from continuing operations of $46,671,000 in the twelve months ended September 30, 1997.

         The Company benefited from an improved gross margin of 30% during fiscal 1998 compared to a gross margin of 27% in the prior year. The Company's effective tax rate improved to 34% in 1998 compared to 47% in 1997 because of lower state tax rates and expected state tax refunds from prior years.

         For the fourth quarter, the Company reported net earnings from continuing operations of $902,000 an increase of 14% compared to net income from continuing operations of $791,000 in the same period one year ago. Diluted earnings per share from continuing operations were $.04 in the fourth quarter of 1998 and 1997 based on higher weighted average common shares in the 1998 period. Sales from continuing operations in the fourth quarter were $14,568,000, an increase of 19% compared to sales from continuing operations of $12,232,000 in the same period one year ago.

         The Company reported a net loss from discontinued operations of $4,299,000 and $4,552,000 in 1998 and 1997 respectively. The 1998 loss from discontinued operations included a net loss on the disposal of the Agriculture Equipment segment of $2,674,000 that includes an estimated net loss on disposal and estimated net losses until disposal of $1,403,000. The 1998 loss from discontinued operations also included a net loss of $1,625,000 on the previously reported disposal of the Automotive Accessories segment.

         The Company adopted a plan of disposal for the Agriculture Equipment segment in the fourth quarter of 1998. Williams Controls retained the national investment banking firm of JWGenesis Capital Markets, LLC as financial advisers to maximize the value to the Company of the disposal in a manner that seeks to preserve the value of the operation as a going concern for the benefit of the employees, customers, suppliers and future owners. JWGenesis' New York-based corporate finance operation will be seeking buyers for the unit, which consists of Hardee, a manufacturer of agricultural and landscape maintenance equipment, Agrotec, a manufacturer of agriculture and nursery sprayers and Waccamaw Wheel, a manufacturer of wheel products primarily used in the agriculture market. JWGenesis is a publicly-traded, full-service investment bank and a national leader in middle market divestitures and financings.

         The additional loss on the Automotive Accessories segment resulted primarily from a fourth quarter adjustment to the estimated value of non-voting preferred stock that the Company had received as partial consideration for the sale and from additional estimated retained liabilities related to the sale. The reduction in the estimated value of the preferred stock did not affect the rights and preferences of the preferred shares.

         The Company reported net income of $312,000, or $.00 per diluted share for the year ended September 30, 1998 compared to a net loss of $2,037,000, or $.12 per diluted share in the prior year. The Company reported a net loss of $2,598,000, or $.15 per diluted share for the quarter ended September 30, 1998 compared to net income of $173,000 or $.01 per diluted share in the prior year quarter.

         Williams Controls Chairman and CEO Thomas W. Itin stated, "Over the past eighteen months, we expended significant financial and management resources in an attempt to reach a profitable level of operations in the Agriculture Equipment segment. With the assistance of managers from around the Williams Controls organization, we recently completed a strategic and operational review of this business. Our conclusion was that, with time and additional financial commitments, we could complete our turnaround plan and achieve profitability. However, with the substantial commitments we are making to new product and market development in our core transportation and communication business, and the more immediate payback that should result in these areas, management made the decision to sell the Agriculture operations in order to strengthen our focus on transportation and related initiatives."

         Mr. Itin continued, "In addition to serving our traditional truck market, we continue to make significant investments in new product development focused on the automotive market. Our integrated approach to this market, which is many times the size of our traditional markets, is beginning to show results. We are pleased with the reception given to our team approach to the automotive and light truck market, combining our proven throttle control technology with an automotive-experienced management team that we have assembled over the past fifteen months. We believe there are a number of niche opportunities in this huge market where our technology can be applied in the near term, and we intend to actively pursue them, while using these advances to further strengthen our presence in the heavy truck market."

         Williams Controls Chief Financial Officer Gerard A. Herlihy stated, "The results from our continuing operations over the last year continue to reflect the strength in our core transportation business, especially in the manufacture of controls for the heavy truck and equipment market. We continue to see widespread acceptance of Williams' throttle control technologies in our traditional markets, as we have maintained or enhanced our market position throughout the heavy truck industry. Our automotive plastics and lighting operation has also had some important gains in the market, as it had its first full quarter of operations from its new state-of-the-art facility in the Detroit area, and our sensors and communications business in South Florida made similar progress during the quarter. In addition, this operation has nearly completed its QS-9000 quality certification process"

         Mr. Herlihy continued, "We believe the sale of the Agriculture Equipment segment will have a number of benefits for Williams Controls. Principally, it will permit the redirection of capital into businesses that have the best chance for short and long term returns to our shareholders. Williams Controls is the preeminent producer of electronic throttle controls ("ETC") in the truck markets because of our strong engineering design team, high quality manufacturing and customer service. We are actively bidding on our first commercial automotive ETC and are receiving excellent feedback about our deep knowledge of ETC and our creative engineering design approach. The automotive ETC will involve higher volume manufacturing processes in the future which our new automotive-experienced management team is fully capable of implementing. Our research and development expenditures increased 51% in 1998 and we plan to increase R&D spending further in 1999."

         Williams Controls is a leading manufacturer and integrator of innovative sensors, controls, and communications systems for the transportation and communication industries. For more information, you can reach the Company at www.wmco.com on the World Wide Web.

         Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, the success of its Internet selling efforts, other factors inherent in the industry and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

                            *************************

                             Williams Controls, Inc.
                      Consolidated Statements of Operations
                (Dollars in thousands, except per share amounts)

                                             Three months    Three months     Twelve months    Twelve months
                                             ended 9/30/98   ended 9/30/97    ended 9/30/98    ended 9/30/97
                                             -------------   -------------    -------------    -------------

Net sales ....................................   $14,568         $12,232          $57,646         $46,671

Cost of sales ................................    10,707           8,437           40,129          33,974

Gross margin .................................     3,861           3,795           17,517          12,697

Operating expenses ...........................     1,911           1,738            8,526           6,305

Earnings before interest and taxes ...........     1,950           2,057            8,991           6,392

Interest and other expenses ..................       742             444            2,014           1,635

Earnings before income taxes .................     1,208           1,613            6,977           4,757

Income tax expense ...........................       306             822            2,366           2,242

Net earnings from continuing operations ......       902             791            4,611           2,515

Net loss from discontinued
operations - Agriculture Equipment ...........   (2,035)           (618)          (2,674)         (1,380)

Net loss from discontinued
operations - Automotive Accessories ..........   (1,465)               -          (1,625)         (3,172)

Net earnings (loss)...........................   (2,598)             173              312         (2,037)

Preferred dividends ..........................       150               -              270               -

Net earnings (loss) allocable to
common shareholders........................... $ (2,748)          $  173            $  42      $  (2,037)


Earnings per share information:
------------------------------

Earnings per share from continuing
operations - basic ..........................     $.04             $.04             $.24            $.14

Loss per share from discontinued
operations - basic ..........................     (.19)            (.03)            (.24)           (.26)

Net earnings (loss) per share - basic .......     (.15)             .01              .00            (.12)

Earnings per share from continuing
operations - diluted ........................      .04              .04              .23             .14

Loss per share from discontinued
operations - diluted ........................     (.19)            (.03)            (.23)           (.26)

Net earnings (loss) per share - diluted .....    $(.15)            $.01             $.00           $(.12)

Weighted common shares outstanding - basic ..  18,124,037        17,642,040       17,922,558     17,656,900

Weighted common shares outstanding - diluted   21,287,294        18,354,908       19,808,460     18,001,799


  The earnings per share computation for 1997 has been restated to reflect the adoption of SFAS 128.


                                         Williams Controls, Inc.
                                     Consolidated Balance Sheets
                                       (Dollars in thousands)

                                                  Sept. 30,     Sept. 30,
                                                    1998          1997
                                                  --------      --------
                         Assets
                         ------
Current Assets:

Cash ...........................................   $ 1,281      $   700

Accounts receivable, net .......................    11,765        6,726

Inventories ....................................    10,693       11,186

Deferred taxes and other .......................     2,231        1,539

Net assets held for disposition ................     5,117        5,005

    Total current assets .......................    31,087       25,156

Property, plant and equipment, net .............    20,013       14,533

Investment in and note receivable from affiliate     6,140        4,204

Note receivable ................................     3,200         --

Net assets held for disposition ................     1,847        3,112

Other assets ...................................     4,072        1,308

Total assets ...................................   $66,359      $48,313

          Liabilities and Stockholders' Equity
          ------------------------------------

Current Liabilities:

Accounts payable ...........................       $ 4,771      $ 4,619

Accrued expenses ...........................         3,399        2,482

Current portion of long-term debt and leases         1,181        1,427

Estimated loss on disposal .................         2,550          500

    Total current liabilities ..............        11,901        9,028

Other liabilities ..........................         2,201        1,215

Long-term debt and capital leases ..........        27,846       21,235


Stockholders' Equity:

Preferred stock ............................           1           --

Common stock ...............................         183            179

Additional paid-in capital .................      17,917          9,822

Retained earnings ..........................       7,444          7,402

Unearned ESOP shares .......................        (73)          (191)

Treasury stock (130,200 shares) ............      (377)           (377)

Note Receivable ............................       (500)           --

Pension liability adjustment ...............       (184)           --

    Total stockholders' equity .............      24,411         16,835

Total liabilities and stockholders' equity      $ 66,359       $ 48,313

The consolidated balance sheet as of September 30, 1997 has been restated to reflect the Agriculture Equipment segment as a discontinued operation.